The Toro Company

8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 • 952/888-8801 • FAX 952/887-8258

Media Relations
Connie Kotke Toro Media Relations (952) 887-8984 www, pr@toro.com	Web Site www.thetorocompany.com

THE TORO COMPANY NAMES MICHAEL J. HOFFMAN
CHIEF EXECUTIVE OFFICER

KENDRICK B. MELROSE TO ASSUME ROLE OF EXECUTIVE CHAIRMAN

BLOOMINGTON, Minn. (Feb. 22, 2004) – The Toro Company (NYSE: TTC) today announced that its board of directors has elected Michael J. Hoffman, 49, to the position of chief executive officer effective March 15, 2005. Hoffman, a 27-year veteran with the company, was elected president and chief operating officer on October 18, 2004, and since that date has been responsible for all the company’s businesses and operations. Kendrick B. Melrose will step down as CEO and assume the role of executive chairman for Toro’s board of directors, effective March 15, 2005.

Hoffman joined Toro in 1977, serving the company in various sales, service and marketing roles for nearly all company businesses in the professional and residential segments. Over the past 10 years as a key executive, he successfully directed these divisions toward increased market share, revenue growth, and profitability.

“Mike has made significant contributions in the areas of business strategy, customer relationships, as well as culture and values over the last 27 years,” said Ken Melrose, Toro’s CEO and chairman. “The vitality of the organization, our strong management team, and Mike’s extensive experience in this industry will ensure that Toro continues its remarkable performance and market leadership well into the future. This is the last step in our well-planned leadership succession strategy and the company is fully prepared for a smooth transition.”

Melrose joined The Toro Company in 1970 as director of marketing for the consumer products division. He was named chief executive officer in December 1983 and chairman of the board in December of 1987. Melrose currently serves as a director on the boards of directors of SurModics, Inc., the Center for Ethical Business Cultures, the National Association of Manufacturers, the Outdoor Power Equipment Institute, Inc., and the Guthrie Theater.

“My priority in this new leadership role will be to build on the proven strategies and cultural values that have enabled Toro to achieve such strong results,” said Hoffman. “I look forward to continuing Ken’s legacy of leadership – one that values and recognizes employees as the company’s competitive advantage and greatest asset.”

Hoffman holds a bachelor’s degree in marketing management from the University of St. Thomas in St. Paul, Minn., and an MBA from the Carlson School of Management at the University of Minnesota.

About The Toro Company:
The Toro Company (NYSE: TTC), with fiscal year 2004 sales of $1.6 billion, is a leading provider of outdoor maintenance and beautification products for home, recreation, and commercial landscapes around the world. Together with its distributors, Toro provides innovative products, agronomic expertise and exemplary service that helps consumers and professionals maintain their landscapes.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2005; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; fluctuations in the cost and availability of raw materials, including steel; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.